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                                                                     Exhibit (5)

                               November 18, 1994

The Connecticut Light and Power Company
Selden Street
Berlin, CT 06037

CL&P Capital, L.P.
Selden Street
Berlin, CT 06037

Ladies and Gentlemen:

     We are acting as counsel to The Connecticut Light and Power Company, a Connecticut corporation (the "Company"), and CL&P Capital, L.P., a Delaware limited partnership (the "Partnership"), in connection with (i) the proposed issuance and sale by the Company from time to time of up to $[125,000,000] in aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures"), in one or more series, to be issued pursuant to an Indenture between the Company and the Bankers Trust Company, as trustee (the "Indenture"),
(ii) the proposed issuance and sale by the Partnership from time to time of up to $125,000,000 of its preferred securities, representing preferred limited partner interests (the "Preferred Securities"), in one or more series, pursuant to an Amended and Restated Limited Partnership Agreement and one or more actions thereunder (collectively, the "Limited Partnership Agreement"), and (iii) the Company's proposed issuance of its Payment and Guaranty Agreement (the "Guaranty") pursuant to which it guarantees the payment by the Partnership of distributions with respect to the Preferred Securities and of amounts due upon liquidation of the Partnership or redemption of the Preferred Securities, to the extent set forth in the Guaranty, all as contemplated by the Registration Statement on Form S-3 to be filed by the Company and the Partnership with the Securities and Exchange Commission for the registration of the Debentures, the Preferred Securities, and the Guaranty under the Securities Act of 1933, as amended (the "Act"). As described in the Registration Statement, the Company will issue the Debentures to the Partnership in connection with the issuance of Preferred Securities. If Preferred Securities are issued by the Partnership, the proceeds therefrom, together with the capital contribution of the Company, as the Partnership's general partner, will be used to purchase the Debentures.

     In connection with the foregoing, we are of the opinion that:

     (a) All action necessary to make valid the proposed issuance of the Debentures by the Company will have been taken when:

          1. The Registration Statement, as it may be amended, shall have become effective;

          2. The Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

          3. Appropriate orders authorizing the issuance and sale of the Debentures by the Company shall have been entered by the State
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November 18, 1994
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               of Connecticut Department of Public Utility Control and the
               issuance and sale shall be made in conformity with the terms of such orders;

          4. The Board of Directors of the Company shall have duly adopted appropriate resolutions establishing one or more series of Debentures, fixing certain of the terms thereof, authorizing the execution and delivery of one or more supplemental indentures with respect to the series of Debentures, authorizing the execution and delivery of the Debentures and authorizing or ratifying such other corporate acts as may be necessary in connection with the issuance and sale of the Debentures;

          5. The Indenture and any supplemental indentures relating to a particular series of Debentures shall have been executed and delivered; and

          6. The Debentures shall have been appropriately issued, executed, authenticated, and delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings and documents referred to above.


     (b) When the steps set forth in paragraph (a) shall have been taken, the Debentures will be legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws limiting creditors' rights generally or by equitable principles relating to the availability of remedies; provided, however, that in rendering the above opinion, we express no opinion as to the effect, if any, of the usury laws of any state upon the enforceability of rights of the holders of the Debentures.

     (c) All action necessary to make valid the proposed issuance of the Preferred Securities by the Partnership will have been taken when:

          1.   The steps set forth in paragraph (a) shall have been taken;

          2. Appropriate orders authorizing the issuance and sale of the Preferred Securities by the Partnership shall have been entered by the State of Connecticut Department of Public Utility Control and the issuance and sale shall be made in conformity with the terms of such orders;

          3. The Board of Directors of the Company, acting in its capacity as general partner of the Partnership, shall have approved the
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               number, characteristics, rights, and preferences, and terms of the sale, of the Preferred Securities and any series thereof in accordance with the resolutions adopted by the Company's Board of Directors authorizing the issuance and sale of the Preferred Securities and the Limited Partnership Agreement;

          4. The Limited Partnership Agreement shall have been executed and delivered and all necessary partnership action required on the part of the Partnership for the issuance and sale of the Preferred Securities and any series thereof shall have been duly taken; and

          5. The Preferred Securities and any series thereof shall have been appropriately issued and delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings and documents referred to above.

     (d) When the steps set forth in paragraph (c) shall have been taken, the Preferred Securities will have been duly issued and be validly outstanding and will be fully paid and nonassessable limited partner interests in the Partnership.

     (e) All action necessary to make valid the proposed issuance by the Company of the Guaranty shall have been taken when:

          1. The steps set forth in paragraphs (a) and (c) above have been taken;

          2. Appropriate orders authorizing the Company to enter into the Guaranty shall have been entered by the State of Connecticut Department of Public Utility Control;

          3. The Board of Directors of the Company shall have approved the terms of the Guaranty in accordance with the resolutions adopted by the Company's Board of Directors authorizing the execution and delivery by the Company of the Guaranty; and

          4. The Guaranty shall have been duly executed and delivered in conformity with the acts, proceedings and documents referred to above.

     (f) When the steps set forth in paragraph (e) shall have been taken, the Guaranty will be the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws limiting creditors' rights generally or by equitable principles relating to the availability of remedies.
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November 18, 1994
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     We hereby authorize and consent to the use of this opinion as Exhibit (5)
of the Registration Statement and authorize and consent to the references to our firm under the caption "Legal Opinions and Experts" in the preliminary Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                         Very truly yours,

                                                          /s/Day, Berry & Howard